EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
02/08/08	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

MCDONALD’S CONTINUES TO DELIVER STRONG GLOBAL RESULTS –

JANUARY COMPARABLE SALES RISE 5.7%

•	U.S. comparable sales rose 1.9% for the month

•	Europe comparable sales up 8.2% for the month

•	APMEA comparable sales increased 7.8% for the month

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales rose 5.7% for the month of January. Systemwide sales for worldwide restaurants increased 13.4% in January, or 7.1% in constant currencies.

“We continue to drive our business with an unwavering commitment to our customers,” said McDonald's Chief Executive Officer Jim Skinner. “Consumers are busier than ever, and McDonald’s is their ideal choice for quick, convenient and affordable meals.”

U.S. comparable sales rose 1.9% in January due to the ongoing strength of the Company’s breakfast business combined with the everyday appeal of McDonald’s Dollar Menu.

Momentum continued in Europe as positive comparable sales in every market contributed to an 8.2% increase in January. France, Germany and the U.K. led Europe’s performance. McDonald’s unique premium and value products continue to give customers even more reasons to visit our restaurants.

In Asia/Pacific, Middle East and Africa, January comparable sales increased 7.8% as locally relevant menu options and extended operating hours drove strong performance in Australia, China and many other markets.

Percent Increase Month ended January 31,	Comparable Sales		Systemwide Sales
	2008	2007	As Reported	Constant Currency
McDonald’s Corporation	5.7	4.9	13.4	7.1
Major Segments:
U.S.	1.9	3.6	2.8	2.8
Europe	8.2	6.8	21.7	9.9
APMEA*	7.8	4.3	21.0	10.3

*	Asia/Pacific, Middle East and Africa

Definitions

•

Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, rebuilding and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.

•

Systemwide sales include sales at all restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•

The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. In January 2008, this calendar shift/trading day adjustment consisted of one more Thursday and one less Monday compared with January 2007. The resulting adjustment varied around the world, ranging from approximately 0.0% to +0.2%.

Upcoming Communications

McDonald’s tentatively plans to release February sales on March 10, 2008.

McDonald’s is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. More than 75% of McDonald’s restaurants worldwide are owned and operated by franchisees and affiliates. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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